EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use of our report dated March 8, 2007, with respect to the financial statements of Place Portfolio Lessee, LLC as of and for the year ended December 31, 2006 in this Annual Report on Form 10-K of Education Realty Trust, Inc. for the year ended December 31, 2006.

Atlanta, Georgia
March 12, 2007